Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

February 24, 2026

Marqeta, Inc.
180 Grand Avenue, 6th Floor
Oakland, CA 94612
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Marqeta, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 25,935,338 shares of Class A Common Stock, par value $0.0001 per share, consisting of: (i) 21,612,782 shares of Class A Common Stock reserved for issuance under the 2021 Equity Incentive Plan, and (ii) 4,322,556 shares of Class A Common Stock reserved for issuance under the 2021 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Class A Common Stock are collectively referred to herein as the “Shares”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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